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                                                            Exhibit 11


                   UNITED TECHNOLOGIES CORPORATION
                           AND SUBSIDIARIES

            STATEMENT RE COMPUTATION OF PER SHARE EARNINGS



                                                                 Quarter Ended
                                                                   June 30,
In Millions of Dollars (except per share amounts)             1997           1996

Net Income                                             $        304   $        259
ESOP Convertible Preferred Stock Dividend requirement            (8)            (8)

Earnings applicable to Common Stock                             296            251
ESOP Convertible Preferred Stock adjustment                       7              6

Net earnings for calculation of primary and fully
  diluted earnings per share                           $        303   $        257

Average number of common shares and common stock
  equivalents outstanding during the period (four
  month-end average, in thousands)                          258,343        262,326
Fully diluted average number of common shares and
  common stock equivalents outstanding during the
  period (four month-end average, in thousands)             259,102        262,818

Primary earnings per common share                      $       1.17   $        .98
Fully diluted earnings per common share (Note 1)       $       1.17   $        .98




Note 1 - Fully diluted earnings per common share is less than 3% dilutive and is not shown separately on the Condensed Consolidated Statement of Operations.


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                                                            Exhibit 11


                   UNITED TECHNOLOGIES CORPORATION
                           AND SUBSIDIARIES

            STATEMENT RE COMPUTATION OF PER SHARE EARNINGS



                                                               Six Months Ended
                                                                   June 30,
In Millions of Dollars (except per share amounts)             1997           1996

Net Income                                             $        528   $        423
ESOP Convertible Preferred Stock Dividend requirement           (16)           (15)

Earnings applicable to Common Stock                             512            408
ESOP Convertible Preferred Stock adjustment                      13             12

Net earnings for calculation of primary and fully
  diluted earnings per share                           $        525   $        420

Average number of common shares and common stock
  equivalents outstanding during the period (seven
  month-end average, in thousands)                          258,644        262,314
Fully diluted average number of common shares and
  common stock equivalents outstanding during the
  period (seven month-end average, in thousands)            259,765        263,162

Primary earnings per common share                      $       2.03   $       1.60
Fully diluted earnings per common share (Note 1)       $       2.02   $       1.60




Note 1 - Fully diluted earnings per common share is less than 3% dilutive and is not shown separately on the Condensed Consolidated Statement of Operations.

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